Exhibit 99.1
For further information contact
Rodger Smith, 1-800-451-1294
FOR IMMEDIATE RELEASE
     Callon Petroleum Company Reports Results
     For Third Quarter, First Nine Months of 2005
     Natchez, MS (November 8, 2005) — Callon Petroleum Company (NYSE: CPE) today reported results of operations for both the quarter and the nine-month period ended September 30, 2005.
     Third Quarter 2005 Net Income. Callon reported net income of $3.7 million, or $0.17 per diluted share, after charges of $3.8 million, or $0.11 per diluted share, for fourth quarter 2005 ineffective derivatives in accordance with SFAS No.133 related to production downtime because of tropical storm/hurricane activity. This compares with net income of $546,000, or $0.01 per diluted share during the same period of last year, which included charges of $532,000, or $0.03 per diluted share, attributable to early extinguishment of debt and $731,000, or $0.04 per diluted share, for ineffective derivatives as a result of Hurricane Ivan’s production interruption during the third quarter of 2004.
     Third Quarter 2005 Operating Results. Oil and gas sales totaled $31.7 million from production of 41.3 million cubic feet of natural gas equivalent per day (MMcfe/d). This corresponds to sales of $25.1 million from production of 50.6 MMcfe/d during the same period in 2004. On August 27, 2005 several of the company’s fields were shut-in due to the approach of Hurricane Katrina and subsequently, during the next month, due to the approach of Hurricane Rita. Primarily as a result of downtime caused by those two severe storms to third party transmission lines and downstream facilities which process Callon’s crude oil and natural gas, the company had to defer production of approximately 20.3 MMcf/d during the third quarter of 2005. The company had to defer 9 MMcfe/d during the third quarter of 2004 due to Hurricane Ivan. The average price, after the impact of hedging, received per thousand cubic feet of natural gas in the third quarter of 2005 increased to $9.32 compared to $6.11 during the third quarter of 2004, while the average price, after the impact of hedging, received per barrel of oil in the third quarter of 2005 increased to $46.16 compared to $27.83 during the same period a year earlier.
     Nine Months 2005 Net Income. For the nine months ended September 30, 2005, the company reported net income of $22.5 million, or $1.09 per diluted share. This compares to a net income of $12.4 million, or $0.74 per share on a diluted basis, for the same period in 2004.

     Nine Months 2005 Operating Results. Operating results for the nine-month period ended September 30, 2005 include oil and gas sales of $116.4 million from average production of 59.5 MMcfe/d. This corresponds to sales of $94.7 million from average daily production of 62.2 MMcfe/d during the same period in 2004. The average price, after the impact of hedging, received per thousand cubic feet of natural gas for the nine-month period ended September 30, 2005 increased to $7.65 compared to $6.11 during the first nine months in 2004, while the average price, after the impact of hedging, received per barrel of oil increased to $41.01 compared to $29.63 during the same period a year earlier.
     Third Quarter 2005 Discretionary Cash Flow. Discretionary cash flow totaled $20.0 million compared to $13.4 million during the same period of the previous year. Net cash flow provided by operating activities, as defined by GAAP, totaled $32.5 million and $14.9 million during the three-month periods ended September 30, 2005 and 2004, respectively. (See “Non-GAAP Financial Measure” that follows and the accompanying reconciliation of discretionary cash flow to net cash flow provided by operating activities.)
     Nine Months 2005 Discretionary Cash Flow. Discretionary cash flow totaled $81.9 million compared to $56.9 million during the first nine months of the previous year. Net cash flow provided by operating activities, as defined by GAAP, totaled $86.1 million and $54.7 million during the nine-month periods ended September 30, 2005 and 2004, respectively. (See “Non-GAAP Financial Measure” that follows and the accompanying reconciliation of discretionary cash flow to net cash flow provided by operating activities.)
     Non-GAAP Financial Measure — This news release refers to a non-GAAP financial measure as “discretionary cash flow.” Callon believes this measure is a financial indicator of the company’s ability to fund capital expenditures and service debt. Callon also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income as defined by GAAP.

	Three Months Ended		Nine Months Ended
Reconciliation of Non-GAAP Financial Measure:	September 30,		September 30,
(In thousands)	2005	2004	2005	2004
Discretionary cash flow	$20,035	$13,407	$81,873	$56,931
Net working capital changes and other changes	12,503	1,498	4,218	(2,262)

Net cash flow provided by operating activities	$32,538	$14,905	$86,091	$54,669

Consolidated Condensed Balance Sheets:	September 30,	December 31,
(In thousands)	2005	2004
	(Unaudited)
Cash and cash equivalents	$25,797	$3,266
Oil and gas properties, net	424,755	406,690
All other assets	49,978	47,567

Total assets	$500,530	$457,523

Long-term debt including current maturities	$188,757	$192,927
All other liabilities	92,751	66,284
Stockholders’ equity	219,022	198,312

Total liabilities and stockholders’ equity	$500,530	$457,523

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
Production and Price Information:	2005	2004	2005	2004
Production:
Oil (MBbls)	382	376	1,613	1,354
Gas (MMcf)	1,510	2,405	6,570	8,924
Gas equivalent (MMcfe)	3,804	4,659	16,246	17,050
Average daily (MMcfe)	41.3	50.6	59.5	62.2

Average prices:
Oil ($/Bbl) (a)	$46.16	$27.83	$41.01	$29.63
Gas ($/Mcf)	$9.32	$6.11	$7.65	$6.11
Gas equivalent ($/Mcfe)	$8.34	$5.40	$7.16	$5.55

(a) Below is a reconciliation of the average NYMEX price to the average realized sales price per barrel of oil:

Average NYMEX oil price	$63.19	$43.87	$55.40	$39.11
Basis differentials and quality adjustments	(6.98)	(4.77)	(8.04)	(3.40)
Transportation	(1.25)	(1.27)	(1.28)	(1.27)
Hedging	(8.80)	(10.00)	(5.07)	(4.81)

Averaged realized oil price	$46.16	$27.83	$41.01	$29.63

Callon Petroleum Company
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Operating revenues:
Oil and gas sales	$31,722	$25,138	$116,402	$94,663

Operating expenses:
Lease operating expenses	5,649	5,771	18,382	17,062
Depreciation, depletion and amortization	9,313	10,147	38,392	36,458
General and administrative	1,598	1,509	6,093	6,839
Accretion expense	864	825	2,495	2,555
Derivative expense	5,606	1,519	6,518	1,608

Total operating expenses	23,030	19,771	71,880	64,522

Income from operations	8,692	5,367	44,522	30,141

Other (income) expenses:
Interest expense	4,050	4,511	12,884	15,838
Other (income) expense	(352)	65	(650)	(311)
Loss on early extinguishment of debt	—	532	—	3,004

Total other (income) expenses	3,698	5,108	12,234	18,531

Income before income taxes	4,994	259	32,288	11,610
Income tax expense	1,558	—	11,111	—

Income before Medusa Spar LLC	3,436	259	21,177	11,610
Income from Medusa Spar LLC, net of tax	247	287	1,292	768

Net income	3,683	546	22,469	12,378
Preferred stock dividends	—	317	318	955

Net income available to common shares	$3,683	$229	$22,151	$11,423

Net income per common share:
Basic	$0.19	$0.01	$1.23	$0.75

Diluted	$0.17	$0.01	$1.09	$0.74

Shares used in computing net income:
Basic	19,132	17,552	17,998	15,192

Diluted	21,235	18,815	20,545	16,762

     Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.
     This news release is posted on the company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News Releases” link on the left side of the homepage.
     The company would like to point out that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include:
•	general economic conditions;

•	volatility of oil and natural gas prices;

•	uncertainty of estimates of oil and natural gas reserves;

•	impact of competition;

•	availability and cost of seismic, drilling and other equipment;

•	operating hazards inherent in the exploration for and production of oil and natural gas;

•	difficulties encountered during the exploration for and production of oil and natural gas;

•	difficulties encountered in delivering oil and natural gas to commercial markets;

•	changes in customer demand and producers’ supply;

•	uncertainty of our ability to attract capital;

•	compliance with, or the effect of changes in, the extensive governmental regulations regarding the oil and natural gas business;

•	actions of operators of our oil and gas properties;

•	weather conditions; and

•	the risk factors discussed in our filings with the Securities and Exchange Commission, including those in our Annual Report for the year ended December 31, 2004 on Form 10-K.
     The preceding estimates reflect our review of continuing operations only. These estimates do not take into account any material transactions such as sales of debt and equity securities, acquisitions or divestitures of assets, and formations of joint ventures. We continually review these types of transaction and may engage in one or more of these types of transactions without prior notice.

#